Exhibit 10-P-15
Joe W. Laymon
Group Vice President
Corporate Human Resources
and Labor Affairs
March           , 2007

To:	LL2 and Above Employees
Subject:	Final Award for the 2004-2006 Performance Stock Right Grant
The 2004-2006 performance period for the 2004 Performance Stock Right grants (sometimes referred to as LTI grants) ended on December 31, 2006. The performance metrics for the 2004 grant were Ford Motor Company’s total shareholder return (stock appreciation plus dividends) relative to the S&P 500, Total Cost Performance, Global Market Share, High Time-in-Service Improvement and Launch Metrics in the Period. Based on the performance-to-metrics, the Compensation Committee has approved a final award of 39% of the initial grant.
In recognition of the Company’s accomplishments, as well as your personal contributions to our collective efforts, you will receive a final award in Ford common stock (net after taxes) related to your 2006 Performance Stock Right grant. Your final award, net of shares withheld to cover any tax liability, was deposited into a book-entry account with Computershare Trust Company, N.A. during March. Your award is made under the 1998 Long-Term Incentive Plan and is subject to its provisions.
Thank you for your contribution to the achievement of our objectives during the 2004-2006 performance period.